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                                                                  April 20, 1998



                                ACTUARIAL OPINION


            The illustrations included in the prospectus have been based on assumptions and charges which are consistent with the provisions of the Vintage Life contract. The rate structure of the contract has not been designed to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for contract owners at the ages illustrated than for contract owners at other ages.



/s/Mahir Dugentas, A.S.A., M.A.A.A.
Director of Life Pricing